NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Avenue Sioux Falls, SD 57104-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Board Declares Quarterly Dividend of 31 Cents per Share

Sets Date for Annual Stockholders Meeting

SIOUX FALLS, S.D. – May 23, 2007 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today reported that its Board of Directors has declared a quarterly common stock dividend of 31 cents per share. The dividend is payable on June 30, 2007, to common stockholders of record as of June 15, 2007.

In the event the merger agreement with Babcock & Brown Infrastructure Limited has not closed, NorthWestern’s Board of Directors also established August 8, 2007, as the date for the annual meeting of stockholders to be held in Sioux Falls, S.D. The record date for the annual meeting is June 29, 2007.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 640,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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